Exhibit 10.5

OCEANEERING INTERNATIONAL, INC.
2017 ANNUAL CASH BONUS AWARD PROGRAM SUMMARY
The Compensation Committee (the “Committee”) of the Board of Directors of Oceaneering International, Inc. (“Oceaneering”) approved the 2017 Annual Cash Bonus Award Program (the “Program”) for executive officers of Oceaneering, and for other participating employees of Oceaneering or its subsidiaries (collectively, the “Company”) who are selected by the Committee, each under the Amended and Restated 2010 Incentive Plan of the Company. Under the Program, cash bonuses are based on the level of achievement of the following, as compared to planned results approved by the Committee:

(a)	with respect to Oceaneering executive officer and other Corporate senior management participants:

(i)	Company consolidated earnings before interest, taxes, depreciation and amortization for the year ending December 31, 2017 (“Company EBITDA”) (100% of award), subject to attaining:

(ii)	Quality and HSE goals for the Company (which, if not fully satisfied, will reduce the award by up to 10%);

(b)	with respect to other Corporate and Shared Services participants:

(i)	Company EBITDA (75% of award);

(ii)	HSE goals for the Company (5% of award);

(iii)	Quality goals for the functional unit (5% of award); and

(iv)	individual goals (15% of award); and

(c)	with respect to Operations Group participants (other than participants in group (a) or (b) above):

(i)	Company EBITDA (75% of award);

(ii)	Quality and HSE goals for the relevant Operations Group (10% of award); and

(iii)	individual goals (15% of award).
For each participant under the Program, the cash bonus achievable is a percentage, approved by the Committee, of the participant’s 2017 annual base salary.
The foregoing notwithstanding, the Committee has discretion to approve payment of a lower amount under the Program than the amount otherwise determined under the terms of the Program. Further, the Committee has delegated to the Chief Executive Officer authority, with respect to Program participants other than Oceaneering officers, to make additions and other changes to Program participation for the 2017 year, including but not limited to the discretion to approve payment to any participant, other than an Oceaneering officer, of a lower amount under the Program than the amount otherwise determined under the terms of the Program.
A participant must be employed by the Company, or a member of the Board of Directors of Oceaneering, at the time the Company pays the cash bonuses under the Program to receive a cash bonus.